Exhibit 16.1

November 24, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Madison Square Garden Entertainment Corp. (the “Company”) and, under the date of August 28, 2020, we reported on the Company’s consolidated balance sheet as of June 30, 2020 and the combined balance sheet (the entertainment business of Madison Square Garden Sports Corp.) as of June 30, 2019, the related consolidated and combined statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for the year ended June 30, 2020, and the combined statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for each of the years in the two-year period ended June 30, 2019. On November 18, 2020, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 24, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that during the fiscal years ended June 30, 2020 and 2019 and the subsequent interim periods through November 18, 2020, neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP